INDEX SUB-LICENSING AGREEMENT

This AGREEMENT, dated as of August 16, 2022, is made by and between Inspire Investing, LLC (“Inspire”), 3597 E. Monarch Sky Lane, Suite 330, Meridian, ID 83646, and Northern Lights Fund Trust IV (the “Trust”, and together with Inspire, the “Parties”), on behalf of Inspire Fidelis Multi Factor ETF (the “ETF”), 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246.

WHEREAS, Inspire and Wallick Investments, LLC (the “Index Licensor”) are parties to an index licensing agreement (the “Licensing Agreement”) and under that Licensing Agreement, Inspire, as the index licensee has the right to sub-license the WI Fidelis Multi-Cap, Multi-Factor Index (the “Index”) and its related marks (the “Index Marks”) owned by the Index Licensor to the ETF in its capacity as a sub-licensee;

WHEREAS, the Index Licensor outsources the calculation of the Index to Solactive AG;

WHEREAS, the Trust wishes to use the Index and the Index Marks in connection with the establishment, operation, identification and marketing of the ETF and in connection with making disclosures about the ETF under applicable laws, rules and regulations; and

WHEREAS, Inspire, pursuant to its sublicense rights under the License Agreement, wishes to authorize the Trust to use the Index and Index Marks on behalf of the ETF consistent with the terms of the License Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Grant of License

Subject to the terms and conditions of this Agreement, Inspire, the licensee, hereby grants to the Trust and the ETF an exclusive sublicense to use the Index (and derivative data and information) and the Index Marks with respect to the ETF in the manner set forth in, and subject to the terms of, the License Agreement. The Trust will not sublicense or purport to sublicense the Index or the Index Marks to third parties.

2.	No Ownership Rights; Trademark Use

The Trust acknowledges and agrees that nothing in this Agreement shall transfer to the Trust or the ETF any title to, or any right or interest in, any Index or Index Marks, and that all rights to or in the Index or the Index Marks are reserved to the Index Licensor. The Trust’s and/or the ETF’s use and display of the Index Marks as authorized hereunder (including in any marketing and promotional materials related to the ETF), shall be in compliance with all applicable laws, rules, regulations, and/or self-regulating organizational rules, including, but not limited to, banking, commodities, and securities laws.

3.	Performance of Obligations under the License Agreement

The Trust, with the assistance of Inspire, will be responsible for performing all of Inspire’s applicable obligations under the License Agreement (other than the payment of license fees), as such obligations relate to use of the Index and the Index Marks in connection with the formation and operation of ETF. The Trust acknowledges and agrees that it has received and reviewed copies of the License Agreement.

4.	No Fees

The rights of the Trust, on behalf of the ETF, to use the Index and the Index Marks are provided by Inspire at no cost to the Trust or the ETF.

5.        Warranties by Inspire

Inspire warrants that it has the right under the License Agreement to permit the ETF to use the Index and the Index Marks under this Agreement, and that to its actual knowledge, the ETF’s use of an Index and its related Index Marks in accordance with this Agreement shall not infringe on the intellectual property rights of any third party. Inspire further warrants that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

6.	Limitation of Liability

With respect to the Index or the Index Marks, neither the Trust or the ETF, or the officers and trustees of the Trust, shall be liable to Inspire (whether by breach of contract, negligence, or for any other reason) for any loss of profits; loss of sales; loss of revenue; loss of goodwill; loss of reputation; loss of opportunity; loss or damage arising from any claim by a shareholder of the ETF; loss of value in or relating to the ETF; or any indirect, consequential or special loss or damages relating thereto.

7.        Indemnification

Inspire shall indemnify and hold harmless the Trust and ETF and its officers and trustees against all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any claim, action or proceeding (collectively “claims”) that arises out of or relates to (a) the creation, marketing, advertising, selling, and operation of the ETF or interests therein, (b) any breach by Inspire of its covenants, representations and warranties under the License Agreement, or (c) any violation of applicable laws (including, but not limited to, banking, commodities, and securities laws) arising out of the offer, sale, operation, or trading of the ETF or interests therein, except to the extent such claims result from the gross negligence or willful misconduct of the Trust or ETF or any of its officers or trustees. The provisions of this section shall survive termination of this Agreement.

8.        Term and Termination

This Agreement shall become effective as of the date hereof. This Agreement may be terminated by either party upon 60 days’ written notice to the other party. In addition, this Agreement shall terminate with respect to the ETF using an Index or Index Mark with respect to which the License Agreement with the Index Licensor has been terminated. Upon the effectiveness of any such termination, the Trust and the ETF shall immediately cease to use the Index and the Index Marks.

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9.        Other Matters

(a)      This Agreement is solely and exclusively between the parties as now constituted and, unless otherwise provided, shall not be assigned or transferred by either party, without prior written consent of the other party, which shall not be unreasonably withheld, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void. Notwithstanding the foregoing, this Agreement may be assigned by Inspire to its parent or any of its subsidiaries or affiliates without the consent of Licensee.

(b)      This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous Agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

(c)      No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

(d)      All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand or by registered or certified mall, return receipt requested, to the addresses set forth below or such addresses as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

(e)      This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

Notice to Inspire:         Inspire Investing, LLC

Attn: Robert Netzly

3597 E. Monarch Sky Lane, Suite 330

Meridian, ID 83646

Notice to Licensee:      Northern Lights Fund Trust IV

Attn: Wendy Wang, President

c/o Ultimus Fund Solutions, LLC

80 Arkay Drive

Hauppauge, NY 11788

(f)       This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute on and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

INSPIRE INVESTING, LLC By: /s/ Robert Netzly Name: Robert Netzly Title: Chief Executive Officer	NORTHERN LIGHTS FUND TRUST IV, on behalf of Inspire Fidelis Multi Factor ETF By: /s/ Sam Singh Name: Sam Singh Title: Treasurer

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